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                                                                  Exhibit 23.2

                          Independent Auditors' Consent

The Board of Directors and Shareholders
Telewest Communications plc:

We consent to the incorporation by reference in the registration statement on Post-Effective Amendment No. 5 to Form S-3 (333-105006) of Liberty Media Corporation, of our report, dated March 26, 2003, except for note 3, which is as of January 16, 2004, with respect to the consolidated balance sheets of Telewest Communications plc and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity/(deficit) and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in Amendment No. 2 to the annual report on Form 10-K/A for the year ended December 31, 2002 of Liberty Media Corporation, and to the reference to our firm under the heading "Experts" in the registration statement.

Our report dated March 26, 2003, except for note 3, which is as of January 16, 2004, contains an explanatory paragraph that states that the Company is undergoing financial restructuring which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 3 to the consolidated financial statements, the 2002 consolidated financial statements have been restated.

As discussed in note 4 to the consolidated financial statements, the Company changed its method of accounting for intangible assets in 2002 and derivative financial instruments in 2001.

                                                                  KPMG Audit plc

London, England
January 21, 2004